Exhibit 99.1

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CONTACTS:

Kenneth A. Paladino, CFO                Van Negris / Philip J. Denning
TII NETWORK TECHNOLOGIES, INC.          KEHOE, WHITE, VAN NEGRIS & Company, Inc.
(631) 789-5000                          (212) 396-0606

FOR IMMEDIATE RELEASE
---------------------

                    TII NETWORK TECHNOLOGIES, INC. REACQUIRES
                      SERIES C CONVERTIBLE PREFERRED STOCK

COPIAGUE, NY - June 24, 2002 - TII Network Technologies, Inc. (Nasdaq: TIII), a leading provider of telecommunications network protection and management products, today announced that it has reacquired all of its previously outstanding Series C Convertible Redeemable Preferred Stock with a face value of $1.6 million. This transaction eliminates the potentially significant dilution that would have resulted if they were converted to the Company's common stock while also improving the Company's balance sheet.

Under the terms of the agreement, the Company paid $1.2 million in cash and issued a three-year warrant to purchase 750,000 shares of its common stock at an exercise price of $1.00 per share in exchange for the Preferred Stock. Funds for the transaction came from a combination of cash on hand and the Company's credit facility.

The Preferred Stock was subject to possible redemption at the option of the holder for $1.9 million, and was convertible into shares of the Company's common stock at a conversion price equal to 95% of the ten-day average closing bid price of the Company's Common Stock prior to conversion. Had full conversion occurred on June 21, 2002, the Company would have been required to issue approximately 4.4 million shares of new Common Stock that could have resulted in dilution to existing stockholders of approximately 27%.

Since the value of the Preferred  Stock was included in the  calculation  of net
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worth under the Company's loan  agreement,  the Company and the lender under its
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credit facility  agreed to reduce the level of  consolidated  tangible net worth
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that the Company is required to maintain from $19.5 million to $17.5 million.
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TIMOTHY J. ROACH,  PRESIDENT AND CHIEF EXECUTIVE  OFFICER,  STATED: "WE ARE VERY
PLEASED TO HAVE COMPLETED THIS STRATEGIC TRANSACTION AS THIS REPRESENTS ANOTHER SIGNIFICANT INITIATIVE TO STRENGTHEN OUR COMPANY. THE REMOVAL OF THE POTENTIALLY HIGHLY DILUTIVE PREFERRED STOCK AT A SAVINGS FROM THE REDEMPTION PRICE AND THE REVISION TO OUR BANK AGREEMENT ARE MAJOR STEPS IN OUR GOAL OF MAXIMIZING SHAREHOLDER VALUE. WE HAVE REMOVED AN OVERHANG THAT LIKELY HAS DEPRESSED THE MARKET VALUE OF OUR SHARES, AND DID SO ON TERMS THAT WERE ADVANTAGEOUS TO THE COMPANY AND OUR SHAREHOLDERS."

TII is a proven technology leader specializing in providing the telecommunications industry with innovative, network protection and management products, including station protectors, network interface devices, DSL protectors, filters and splitters and power and data-line protectors, as well as creative, custom design solutions to meet customers' individual requirements.

Statements in this press release that are not strictly historical are "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, and should be considered as subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated. For further details and a discussion of these risks and uncertainties, see the Company's Securities and Exchange Commission filings, including its Annual Report on Form 10-K.


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